Exhibit 10.25

Encorium Group Inc.
One Glenhardie Corporate Center
1275 Drummers Lane Suite 100
Wayne, PA 19087 USA
Tel: +1 610 975 9533
Fax: +1 610 975 9556
www.encorium.com

November 12, 2007

Dr. Linda Nardone

3131 East Legacy Drive, Unit #1062

Phoenix, AZ 85042

Dear Dr. Nardone:

It is our pleasure to offer you the position of Executive Vice President and Chief Operating Officer with Encorium Group, Inc. The details of your salary, bonus and fringe benefit package are detailed below.

Start Date:

The start date of your at-will employment is November 12, 2007.

Salary

As agreed, you will be paid an annualized salary of $275,000. Paydays are semi-monthly.

Relocation Expense

Encorium Group, Inc., its successors, affiliates, subsidiaries or assigns (ENCO), offers the payment of up to $25,000 for general relocation expenses such as allowance for moving of personal belongings, apartment rent, car rental, etc. Payment/reimbursement is in accordance with Company policies.

Stock Options

66,666 stock options shall be granted at the exercise price of 100% of the market value per share of Encorium Group, Inc. common stock as of the close of trading on the NASDAQ market on your first day of employment subject to the approval of the Compensation Committee of the Board of Directors of Encorium Group, Inc. The stock options would vest ratably over a three year period starting from the date of the grant. The terms of the stock option agreement would be those approved previously for Encorium Group, Inc. employees by its shareholders.

Vested Options
1 Year Anniversary of Employment, November 12, 2007	22,222
2 Year Anniversary of Employment, November 12, 2008	22,222
3 Year Anniversary of Employment, November 12, 2009	22,222

Incentive Plans and/or Deferred Compensation Plans

Beginning at the start of 2008 you will be eligible to participate at the classification Executive Vice President and Chief Operating Officer level in such incentive bonus plans and/or deferred compensation plans as may be maintained or put into effect by the Company. Your eligibility will be governed in all respects by such incentive bonus plans as may then be in effect.

Employee Benefits

You are eligible for our standard employee benefits package. These include insurance benefits (medical, dental and vision coverage) for you, your spouse and your dependents, and life, long-term disability, short-term disability and accidental death coverage for you. You will also be eligible to participate in Encorium Group Inc.’s 401 (k) plan pursuant to the plan provisions.

Paid Time Off

You will receive (i) paid time off of 15 vacation days per year to be used/paid in accordance with Company policy, and (ii) paid holidays in accordance with the Company’s regular policies.

Employment/Severance and Non-Compete Agreements

The Encorium Group, Inc. Board of Directors will formulate an executive compensation agreement for you that will govern specific aspects of your employment, including severance. Said agreement will include compensation issues in the event of a change of control. That agreement will be in place within the next 6 months from your initial date of employment. Your compensation package under that agreement will be comparable to the compensation packages of other officers at your level excluding the President and Chief Executive Officer of Encorium Group, Inc., and the President of Encorium’s European and Asian Operations.

The agreement is expected to provide severance of one year at your then current base salary in the event that you are terminated either without cause or in connection with a change of control (as defined in the agreement). Your severance protection will be honored as soon as you become employed, regardless of whether the overall agreement is in place. In order to receive the severance you must execute a General Release Agreement drafted by the Company, releasing any and all claims against the Company and confirming all confidentiality/ nondisparagement/ non-competition / non-solicitation obligations. For purposes of this offer letter, termination for “cause” shall mean a termination for the following reasons: (i) the Company’s reasonable belief, after written notice by the Company and failure to cure within 30 days of such notice, that you have committed a willful serious act such as fraud, embezzlement or theft against the Company intending to enrich yourself at the expense of the Company; (ii) you have committed a felony (or entered a plea of nolo contendre to a felony charge); (iii) in carrying out your duties hereunder, have engaged in willful gross neglect or willful gross misconduct; (iv) you have refused to carry out your duties in gross dereliction of duty; or (v) you have materially breached this agreement, after written notice by the Company and failure to cure within 30 days of such notice. For purposes of this paragraph, however, no act or failure to act on your part shall be considered willful or gross dereliction of duty unless done, or omitted to be done, not in good faith and without a reasonable belief that your action or omission was in the best interest of the company.

We have agreed that you will concurrently sign a one year covenant not to compete and non-solicitation agreement in connection with the execution of the executive compensation agreement referenced above and your acceptance of employment with the Company. As discussed, the terms and conditions of such covenants will become enforceable upon your termination of employment with Encorium Group, Inc. for any or no reason, including your decision to leave employment for any or no reason.

Encorium Group, Inc. Property

You will be responsible for all Encorium property, materials or written information issued to you or in your possession or control. You must return all Encorium property immediately upon request or upon termination of employment, regardless of where or how maintained. By signing this letter, you consent and agree that, if you do not return Encorium property to the Company upon request or upon termination of your employment, Encorium may withhold the cost of any unreturned property from your final paycheck, to the extent permitted by law. You also acknowledge and agree that Encorium has the right to take legal action to recover and protect its property, and/or to receive compensation for its value if it is not returned to the Company when requested or required.

General Information

Your employment with Encorium Group, Inc. is at will and neither Encorium Group, Inc. nor you have entered into a contract regarding the duration of your employment. You are free to terminate your employment with Encorium Group, Inc. at any time, with or without reason. Likewise, Encorium Group, Inc. has the right to terminate or otherwise modify your employment, with or without reason, at the discretion of Encorium Group, Inc. No employee of Encorium Group, Inc. can enter into an employment contract for a specified period of time, or make any agreement contrary to this policy without written approval from the Board of Directors. Please be aware that Encorium Group, Inc. has the right to adjust your semi-monthly paycheck during the course of your employment with the Company in the event any monies are owed to the Company.

Severability

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

Employment Forms

As a condition of your employment, you must read, sign and return this letter and the Confidentiality Agreement via fax to (610) 975-9205 no later than end of business November 12, 2007 as well as the agreement which will be provided shortly and contains the non-competition/ non-solicitation obligations. Once we have received these documents, we will mail out a new employee packet. Please review and complete the enclosed forms in that packet, and bring them to your first day of work.

Welcome to Encorium Group, Inc.!

Very truly yours,

/s/ Nicole Haraczka	11/12/07
Nicole Haraczka	Date
Director, Global Human Resources

SIGNATURE	/s/ Linda Nardone

DATE	11/12/2007